EXHIBIT 10.7

MRA

MUSKET RESEARCH ASSOCIATES INC.

September 20, 2005

James A. Wylie, Jr.
President and Chief Executive Officer
Diomed Holdings, Inc.
One Dundee Park
Andover, MA 01810

Dear Jim:

This letter will confirm the agreement ("Agreement") under which Musket Research Associates, Inc., a Massachusetts corporation ("MRA") is engaged by Diomed Holdings, Inc., or any affiliate of Diomed Holdings, Inc. (collectively "DIO", "Diomed" or the "Company") to assist the Company as described below.

1. Engagement

1.1. Diomed hereby engages and retains MRA as a nonexclusive finder/advisor in connection with a proposed private placement to MRA Contacts (as defined herein) and other investors in the aggregate amount of at least $7 million in Preferred Stock exchangeable for DIO Common Stock and Warrants to purchase Common Stock, as described in the draft term sheet attached hereto as Exhibit 1 or pursuant to such other terms and conditions as the Company may approve (the "Placement"). MRA hereby represents and warrants to the Company that MRA is a duly-licensed broker-dealer and has all requisite approvals, power, licenses and registrations as are required to provide its services to the Company as set forth herein.

2. Services

2.1. MRA's services hereunder shall include the following:

(a) Analyze the financial performance and projections of the Company and provide advice regarding the appropriate financing structure for the Placement.

(b) Assist in the development of presentation materials for investor solicitations. MRA will only send materials approved by the Company or otherwise already in the public domain to prospective investors.

(c) Contact qualified investors and send the necessary documents directly or through Diomed. Documents sent by the Company at MRA's request shall be accompanied by a cover letter and/or business card from MRA, or, if these are not available, a specific reference to the introduction by MRA

(d) After appropriate screening by MRA, in consultation with the Company, schedule meetings and accompany Diomed representatives to meetings (or participate in telephonic

conferences) with interested parties and other advisors to the Company as reasonably requested by the Company as often as scheduling allows.

(e) Assist the Company in the negotiation of the definitive documentation pertaining to the Placement, manage ongoing discussions and coordinate the execution and delivery of definitive Placement documents and the purchase and sale of DIO securities to MRA Contacts pursuant to the Placement.

2.2. MRA acknowledges and agrees that the Placement offering will be made pursuant to the private offering exemption from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder, and that DIO securities are to be offered and sold only to "accredited investors" (as defined in the SEC's Regulation D) who also satisfy any applicable securities laws. MRA will not make any general solicitation in connection with the Placement and will conduct its obligations hereunder in a manner consistent with the requirements of Rule 506. Before each closing, DIO will validate the "accredited investor" status of each MRA Contact with assistance from MRA, via the traditional suitability questionnaire, copies of which will be provided to MRA upon request

2.3. The potential investors contacted by MRA are subject to acceptance by DIO in its sole and absolute discretion, and DIO is under no obligation to sell any of its securities to such parties or to any persons. MRA is and shall for all purposes be deemed to be an independent contractor and shall have no right, power or authority to create any obligations on behalf of DIO. Without limitation of the generality of the foregoing, Diomed shall retain in its Board of Directors full discretion as to the terms and conditions of the Placement, whether or not to consummate the Placement and whether to accept any investment by any particular investor (including any MRA Contact) in the Placement. Notwithstanding the foregoing, DIO represents that its Board of Directors has approved the investments from the MRA Contacts on the terms detailed in the Term Sheet included in Exhibit 1, subject to approval of the Placement (including the terms and conditions thereof as set forth in the definitive Placement documentation).

3. Cash Fees and Placement Warrants

3.1 DIO agrees to pay MRA Finder's Fees of five percent (5%) of the aggregate cash proceeds received by DIO from MRA Contacts at any closing of a Placement. Such fee shall constitute the complete and full compensation payable to MRA and its agents arising from the Placement and the sale by DIO of securities thereunder to the MRA Contacts and any other investors in the Placement, and neither MRA nor any of its agents, successors or assigns shall be entitled to any additional payment whatsoever hereunder, except as provided for under of Sections 3.3 , 4.1, or 6.1 below.

3.2. "MRA Contacts" is defined as prospective investors who are persons (a) identified by MRA and approved by the Company as prospective investors and who are listed on the Schedule A hereto (b) are contacted by MRA relative to this Placement, (c) with whom members of the Company's management have had a telephone conversation or a face-to-face meeting or (d) who participate as investors in the Placement. MRA Contacts will be updated on Schedule A, which is hereby incorporated by reference, from time to time with the written consent of the Company, such consent to not be unreasonably withheld. DIO acknowledges that Funds affiliated with SDS Capital Group and ProMed Management are preapproved on Schedule A.

3.3. The Company will inform MRA immediately if it engages any additional finders in connection with the Placement, including in such notice a complete description of any fee agreement with such additional finder. If the Company agrees to pay fees in excess of those described in this Agreement for services similar to those being provided by MRA hereunder, then the fees payable to MRA will be increased to the same level, if requested by MRA in its sole discretion. MRA acknowledges the Company has informed it that it intends to engage Roth Capital Partners LLC as an additional nonexclusive finder/advisor in connection with the Placement. Upon review of the Roth engagement contract MRA will advise DIO as to whether any adjustments to the provisions of Section 3.1 are applicable.

3.4. All payments due to MRA will be made within 10 days of the consummation of the Placement, by check payable to Musket Research Associates, Inc. unless otherwise specified by MRA.

4. Expenses

4.1. Whether or not the Placement contemplated herein is consummated, the Company will reimburse MRA for its reasonable out-of-pocket expenses incurred in connection with this prospective financing, provided such expenses have been approved in advance by DIO, such approval to not be unreasonably withheld, subject to a ceiling of $15,000. DIO-approved expenses incurred by MRA prior to closing of the Placement or earlier termination of the Agreement will be submitted for reimbursement by DIO and, should be paid within two weeks of receipt.

5. Public Disclosures; Press Releases

5.1. Concurrently with its execution and delivery of this Agreement, MRA shall execute and deliver to the Company a counterpart of the Confidentiality Agreement attached hereto as Exhibit 3 (the "Confidentiality Agreement"). The Company represents that except for the details related to the proposed Placement it has disclosed no Confidential information to MRA. After the Company publicly discloses the existence and details regarding the Placement, the Company will list MRA as a participating placement agent in any description of this financing it issues directly (i.e. press release) and will use its own discretion to list MRA similarly in any further communications it makes to the investment community regarding this financing. MRA will not issue any independent press release regarding its relationship with DIO or any financing that may result therefrom without the prior approval of DIO, such approval to not be unreasonably withheld. After the Company publicly discloses the Placement, MRA will be allowed to list DIO and the amounts MRA raised in any Placement for DIO in its general deal summaries without any further consent from or notification of Diomed.

6. Termination

6.1. This Agreement shall automatically terminate upon the consummation of the Placement. This Agreement may also be terminated by DIO or MRA at any time without cause, upon 10 days written notice to that effect by the other party, provided, however, that MRA shall still be entitled to the fees described in Section 3 above, in the event that, at any time within 180 days after termination of this engagement, a financing, loan, credit facility, or other investment is consummated by DIO with an MRA Contact listed on Schedule A at the time of termination. Any expenses incurred by MRA prior to such termination notice and owed under Section 4 above will

be paid within two weeks of receipt. The provisions of the Indemnification Agreement and the Confidentiality Agreement shall also survive the termination of this Agreement.

7. Indemnification

7.1. The Company agrees to indemnify MRA under the terms set forth in Exhibit 2, which is incorporated herein by reference.

8. Governing Law

8.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and MRA agree that any dispute concerning this Agreement shall be resolved through binding arbitration conducted by a panel of three arbitrators, one chosen by the Company, one chosen by MRA and the third chosen by the two arbitrators selected by the parties, pursuant to the commercial arbitration rules of the American Arbitration Association. In the event that the parties are unable to reach agreement on the arbitration panel, the arbitrators will be appointed pursuant to the applicable commercial rules of the American Arbitration Association. Arbitration will be venued in New York County, in the City and State of New York.

9. Agreement

9.1. This Agreement (together with the Indemnification Agreement and the Confidentiality Agreement) constitutes the entire and complete understanding with respect to the subject matter hereof and supersedes any prior discussion or agreement between the parties with respect hereto. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Diomed and MRA or, in the case of a waiver, by the party against whom enforcement of such waiver is sought.

Sincerely,

David B. Musket
President
Musket Research Associates

Agreed and Accepted:

/s/ James A. Wylie, Jr. 9/21/05

James A. Wylie, Jr. Date
President and Chief Executive Officer
Diomed Holdings, Inc.

NOTE: Schedules and Exhibits Omitted